Exhibit 10.3

Execution Version

Amendment to Amended and Restated Employment Agreement

This Amendment to the Amended and Restated Employment Agreement (“Amendment”) is entered into and made effective September 29, 2021 (“Amendment Effective Date”) by and between ADMA Biologics, Inc. (“ADMA”) and Brian Lenz ("Executive").

RECITALS

WHEREAS, Executive and ADMA are parties to that certain Amended and Restated Employment Agreement effective January 29, 2019 (“Agreement”); and

WHEREAS, Executive and ADMA desire to amend the Agreement as set forth herein.

NOW THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, Executive and ADMA agree as set forth below.

AGREEMENT

Section 1. Defined Terms. Unless otherwise defined within this Amendment, a capitalized term within this Amendment shall have the same meaning ascribed to the same capitalized term within the Agreement.

Section 2. Amendment to Title and Duties. The first two sentences of Section 1.2 of the Agreement are hereby superseded, deleted and replaced, in their entirety, with the following two sentences:

“During the Term, Executive shall continue to be employed as the Executive Vice President and Chief Financial Officer of the Company and General Manager, ADMA BioCenters business (ADMA BioCenters Georgia, Inc.). He shall further perform such reasonable executive and managerial responsibilities and duties consistent with the title and positions of Executive Vice President and Chief Financial Officer and General Manager of the ADMA BioCenters business (ADMA BioCenters Georgia, Inc.). Executive shall report to the President and Chief Executive Officer of the Company.”

Section 3. Amendment to Option Grants. Section 2.5 of the Agreement is hereby renamed “Option and RSU Grants” and Section 2.5(a) of the Agreement is hereby superseded, deleted and replaced, in its entirety, with the following:

“(a) Executive has been granted options to purchase shares of common stock, par value $0.001 per share (the "Shares"), of the Company (the "Options") and restricted stock units for the right to receive Shares of the Company (the “Restricted Stock Units”). Notwithstanding anything contained in the option grant agreements or the grant of restricted stock units, if the Executive's employment is terminated by the Company or its successor for any reason other than Cause (as defined below) or by the Executive for Good Reason (as defined below) immediately preceding or within one year after a Change of Control (as defined below) of the Company, all Shares underlying such Options or Restricted Stock Units, as well as all Shares underlying any other options or restricted stock units granted in the future to Executive by the Company, shall be immediately vested and in the case of the Options, exercisable, upon such termination of employment and with specific respect to such Options (and future options) shall remain exercisable until the earlier of one and one-half (1.5) years after the Executive's termination of employment or the expiration of the ten-year term of the Options (and any future options).”

Section 4. Exclusion. The following is hereby appended as a new subsection 2.5(c) of the Agreement:

Notwithstanding the foregoing, all references in this Section 2.5 to restricted stock units and restricted stock unit grants shall not apply to that certain restricted stock unit grant contemplated in the Retention Award Agreement by and between the Executive and the Company, dated as of September 29, 2021.

Section 5. Amendment to Rights of Executive Upon Termination. Section 3.2(b) of the Agreement is hereby superseded, deleted and replaced, in its entirety, with the following:

“(b)       In the event that Executive's employment is terminated (i) by the Company pursuant to Section 3.1(e) without Cause, (ii) due to a resignation by Executive pursuant to Section 3.4 for Good Reason or (iii) any termination resulting from a Change of Control in which this Agreement is not assumed by the successor to the Company (if assumption is required for this Agreement to be binding upon such successor), the Company shall have no further obligation to Executive under this Agreement except for payment to Executive of (A) his accrued, but unpaid Base Salary through the date of termination, (B) any unreimbursed expenses, subject to any right of set-off, (C) in the event the Executive elects continued coverage under COBRA, the Company will reimburse Executive for the same portion of Executive's family COBRA health insurance premium that it paid during the Executive's employment up until the earlier of (i) the date twelve (12) months after the date of Executive's termination and (ii) the date on which the Executive is eligible for comparable health benefits with another company or business entity; provided, however, that in the event Executive's employment is terminated for the reasons stated above in this Section 3.2(b) immediately preceding or within one year following a Change of Control (including, without limitation, the failure of a successor to assume), the Company will reimburse Executive for the same portion of Executive's family COBRA health insurance premium that it paid during the Executive's employment up until the earlier of (i) the date eighteen (18) months after the date of Executive's termination and (ii) the date on which the Executive is eligible for comparable health benefits with another company or business entity, (D) any Target Bonus that has not been paid from the prior performance year to the extent the Board of Directors has determined in good faith that the goals have been attained, payable within 30 days of the date of termination, (E) a severance payment equal to one year Base Salary payable in 12 monthly, equal installments after termination; provided however, that in the event Executive's employment is terminated for the reasons stated above in this Section 3.2(b) immediately preceding or within one year following a Change of Control (including, without limitation, the failure of a successor to assume), such severance payment will be equal to 18 months Base Salary plus one and one half (1.5) times the annual Target Bonus, payable in a lump sum within five business days of his termination, and (F) the accelerated vesting of the Shares underlying the Options and Restricted Stock Units as provided under Section 2.5, as applicable.”

Section 6. Amendment to Good Reason; Notice of Termination. Section 3.4(a) of the Agreement is hereby superseded, deleted and replaced, in its entirety, with the following:

“(a)       Resignation for "Good Reason" shall mean resignation by Executive from his employment hereunder following (i) a material breach by the Company of any of the terms and provisions of this Agreement, (ii) a diminution in Executive's title, authority, duties or responsibilities from title, authority, duty or responsibilities consistent with the positions of Executive Vice President and Chief Financial Officer of the Company or General Manager, ADMA BioCenters business (ADMA BioCenters Georgia, Inc.) (which, for the sake of clarity, shall include Executive no longer serving as Executive Vice President or Chief Financial Officer of the Company or as General Manager, ADMA BioCenters business (ADMA BioCenters Georgia, Inc.) or reporting directly to the President and Chief Executive Officer, or (iii) the relocation of the Executive’s principal place of business (i.e., Ramsey, New Jersey) by more than 30 miles without the consent of Executive.”

Section 7.  Governing Law. This Amendment and any controversy arising out of or relating to this Amendment shall be governed by and construed in accordance with the internal laws of the State of New Jersey.

Section 8.  Amendment Limited.  Except as expressly provided herein, each of the provisions of the Agreement shall remain in full force and effect following the execution of this Amendment.

Section 9.  Counterparts; Facsimile.  This Amendment may be executed by facsimile signature and in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

Section 10.  Conflicts.  In the event of any conflict or inconsistency between the provisions of this Amendment and the provisions of the Agreement, the provisions of this Amendment shall control.

Section 11.  Amendment.  On and after the execution of this Amendment, each reference in the Agreement to the Agreement shall mean and be a reference to the Agreement as modified by this Amendment.

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IN WITNESS WHEREOF, ADMA and Executive have executed this Amendment as of the date set forth below.

BRIAN LENZ		ADMA BIOLOGICS, INC.

Signature:	/s/ Brian Lenz	Signature:	/s/ Adam S. Grossman

Print:	Brian Lenz	Print:	Adam S. Grossman

Date:	September 29, 2021	Title:	President and Chief Executive Officer

		Date:	September 29, 2021